Exhibit 99.1

[Logo of Michael Foods, Inc.]

NEWS
301 Carlson Parkway ¡ Suite 400 ¡ Minnetonka, MN 55305 ¡ (952) 258-4000 FAX (952) 258-4911 Visit Michael Foods, Inc. on the Internet: www.michaelfoods.com

CONTACT:	Mark D. Witmer Treasurer & Secretary (952) 258-4906

For Immediate Release

MICHAEL FOODS REPORTS FIRST QUARTER RESULTS

MINNETONKA, MN, May 14 — Michael Foods, Inc. today reported financial results for the first quarter of 2009. Net earnings for the quarter ended April 4, 2009 were $20.8 million, compared to $11.3 million in 2008. Net sales for the quarter ended April 4, 2009 were $401.2 million, compared to $427.7 million in 2008.

Earnings before interest, taxes, depreciation and amortization and other adjustments (EBITDA, as defined in our senior credit facility) for the quarter ended April 4, 2009 were $54.7 million, compared to $48.9 million in 2008. We use EBITDA as a measurement of our financial results because we believe it is indicative of the relative strength of our operating performance; EBITDA is used to determine incentive compensation levels and it is a key measurement contained in the financial covenants of our senior credit facility.

Commenting on the results, Chief Executive Officer and President Gregg A. Ostrander said, “We are pleased to report that we experienced continued growth in our EBITDA during the quarter. These results reflect excellent performance from Crystal Farms, solid Egg Products growth and disappointing results from the Potato Products Division. Crystal Farms saw pricing for its branded cheese align well with costs, helping profitability, especially as compared to weak prior-year results. Also, Crystal Farms’ unit sales improved over last year, both in private-label and branded cheese. Our Egg Products Division results were favorable despite a slowdown in foodservice unit sales, reflecting increased competition and weak economic conditions, and an intense competitive environment within the food ingredient sector driven by a sharply lower egg market. Our Potato Products Division’s results reflect the direct costs from the February 2009 voluntary recall of certain retail cut potato products and higher raw potato and plant operating costs.”

Ostrander added, “On May 1, 2009, we closed on an amended and restated credit agreement with our lenders, which addressed maturities which otherwise would have occurred in late 2009 and during 2010. Final maturities in the amended and restated credit agreement are in late 2012 and 2014. We are pleased with the outcome, especially in today’s credit market. Our free cash flow generation remains strong, which, when combined with our updated financing, provides ample funds to execute our growth plans.”

Unaudited segment data follows (in thousands):

	Egg Products	Potato Products	Crystal Farms	Corporate	Total
Quarter ended April 4, 2009:
External net sales	$279,314	$26,305	$95,630	$—	$401,249
Net earnings	22,153	(1,771)	6,579	(6,192)	20,769
EBITDA*	46,347	18	11,330	(3,008)	54,687

Quarter ended March 29, 2008:
External net sales	$300,966	$30,250	$96,461	$—	$427,677
Net earnings	17,019	2,497	1,535	(9,770)	11,281
EBITDA*	42,238	5,612	3,616	(2,611)	48,855

*	As defined in our senior credit facility.

We believe EBITDA is a widely accepted financial indicator used to analyze and compare companies on the basis of operating performance. It should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles and is not indicative of operating profit or cash flow from operations as determined under generally accepted accounting principles.

The following table reconciles our net earnings to EBITDA for the quarter ended April 4, 2009 (unaudited, in thousands):

	Egg Products	Potato Products	Crystal Farms	Corporate	Total
Net earnings (loss)	$22,153	$(1,771)	$6,579	$(6,192)	$20,769
Interest expense, excluding amortization of debt issuance costs	364	—	—	6,898	7,262
Amortization of debt issuance costs	—	—	—	970	970
Income tax expense (benefit)	11,419	(972)	3,400	(2,883)	10,964
Depreciation and amortization	11,825	2,463	1,053	1	15,342
Equity sponsor management fee	—	—	—	523	523
Industrial revenue bonds related expenses	244	—	—	—	244
Other	2,256	298	298	(2,325)	527

	48,261	18	11,330	(3,008)	56,601

Minus:
Unrealized gains on swap contracts	1,914	—	—	—	1,914

EBITDA (as defined in our senior credit facility)	$46,347	$18	$11,330	$(3,008)	$54,687

The following table reconciles our net earnings to EBITDA for the quarter ended March 29, 2008 (unaudited, in thousands):
	Egg Products	Potato Products	Crystal Farms	Corporate	Total
Net earnings (loss)	$17,019	$2,497	$1,535	$(9,770)	$11,281
Interest expense, excluding amortization of debt issuance costs	348	—	—	10,492	10,840
Amortization of debt issuance costs	—	—	—	957	957
Income tax expense (benefit)	7,623	1,253	770	(3,305)	6,341
Depreciation and amortization	16,217	1,679	1,132	1	19,029
Equity sponsor management fee	—	—	—	455	455
Industrial revenue bonds related expenses	245	—	—	—	245
Other	1,969	183	179	(1,441)	890

	43,421	5,612	3,616	(2,611)	50,038

Minus:
Unrealized gains on swap contracts	1,183	—	—	—	1,183

EBITDA (as defined in our senior credit facility)	$42,238	$5,612	$3,616	$(2,611)	$48,855

Michael Foods, Inc., based in Minnetonka, MN, is a multinational producer and distributor of food products to the foodservice, retail and food-ingredient markets. Its principal products are specialty egg products, refrigerated potato products, cheese and other dairy products.

Consolidated statements of earnings are as follows:

Michael Foods, Inc.

Consolidated Statements of Earnings

(in thousands)

	Quarter ended
	April 4, 2009	March 29, 2008
	(Unaudited)
Net sales	$401,249	$427,677
Cost of sales	323,798	357,374

Gross profit	77,451	70,303
Selling, general & administrative	37,241	40,604

Operating profit	40,210	29,699
Interest expense, net	8,477	12,077

Earnings before income taxes	31,733	17,622
Income tax expense	10,964	6,341

Net earnings	$20,769	$11,281

	April 4, 2009	January 3, 2009
Selected Balance Sheet Information:
Cash and equivalents	$85,854	$78,054

Accrued interest	$6,700	$4,537

Total debt, including current maturities	$596,420	$597,384

Certain items in this release may be forward-looking statements. Such forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, changes in domestic and international economic conditions. Also, the Company faces normal, and at times notable, variances in the supply of, and demand for, eggs, grain feed inputs, and cheese, which can result in pricing and profit margin volatility for certain egg products and cheese. As a result, the Company’s actual financial results could differ materially from the results estimated by, forecasted by, or implied by the Company in such forward-looking statements.

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5-14-09